                                                                     Exhibit 3.1
                                                                     -----------

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            PAMARCO TECHNOLOGIES INC.


         FIRST. NAME. The name of the Corporation is Pamarco Technologies Inc. (the "Corporation").

         SECOND. PURPOSE AND POWERS. The purpose for which the Corporation is organized is as follows:

                  To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         THIRD. CAPITALIZATION. The total number of shares of stock that the Corporation shall have authority to issue is 52,000,000 shares, consisting of 40,000,000 shares of Class A Common Stock (the "Class A Common Stock"), 1,500,000 shares of Class B Common Stock (the "Class B Common Stock"), 500,000 shares of Class C Common Stock (the "Class C Common Stock") and 10,000,000 shares of Preferred Stock (the "Preferred Stock"). All shares of stock of the Corporation shall have a par value of $.01 per share. The Class A Common Stock, Class B Common Stock and Class C Common Stock are referred to herein collectively as the "Common Shares." The Corporation shall have no authority, however, to issue any shares of Class B Common Stock or Class C Common Stock after the occurrence of a Public Offering (defined below).

         The voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the classes of stock of the Corporation are as follows:

         A. COMMON SHARES. All Common Shares will be identical and will entitle the holders thereof to the same rights and privileges, except as otherwise provided herein.

         (1) VOTING RIGHTS.

                  (a) CLASS A COMMON STOCK. Except as set forth herein or as otherwise required by law, the holders of Class A Common Stock shall be entitled to one vote per share on each matter on which the stockholders of the Corporation shall be entitled to vote.

                  (b) CLASS B AND CLASS C COMMON STOCK. Except as set forth herein or as otherwise required by law, the holders of Class B Common Stock and the holders of the Class C Common Stock shall not be entitled to vote on any matter on which the stockholders of the

Corporation shall be entitled to vote, and shares of Class B and Class C Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters.

                  (c) CLASS C COMMON STOCK. The holders of Class C Common Stock shall be entitled to vote as a separate class upon a proposed amendment to this Certificate of Incorporation if the amendment would increase or decrease the aggregate number of authorized shares of Class C Common Stock, increase or decrease the par value of the shares of Class C Common Stock, or alter or change the powers, preferences or special rights of the shares of Class C Common Stock so as to affect them adversely.

         (2) DIVIDENDS. The Board of Directors of the Corporation may cause dividends or other distributions to be paid to the holders of Common Shares out of funds legally available for the payment of dividends by declaring an amount per share as a dividend or other distribution. When and as dividends or other distributions are declared on any class of Common Shares, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Shares shall be entitled to share ratably, share for share, in such dividends; provided, however, that if dividends are declared that are payable in Common Shares, or options, warrants or rights to acquire Common Shares or securities convertible into or exchangeable for Common Shares, the shares, options, warrants, rights or securities so payable shall be payable in shares of, or options, warrants or rights to acquire or securities convertible into or exchangeable for, Common Shares of the same class upon which the dividend is paid.

         (3) LIQUIDATION RIGHTS.

                  (a) Except to the extent provided otherwise by subparagraph 3(b) below, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation and after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which they may be entitled, the holders of Common Shares shall be entitled, to the exclusion of the holders of shares of Preferred Stock, to share ratably, share for share, in all remaining assets of the Corporation available for distribution to its stockholders.

                  (b) Neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation into the Corporation, nor a reorganization of the Corporation, nor the purchase or redemption of all or part of the outstanding shares of any class or classes of the Corporation, nor a sale or transfer of all or any part of its assets shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph (3).

         (4) CONVERSION.

                  (a) CONVERSION OF CLASS B COMMON STOCK. Subject to and upon compliance with the provisions of this paragraph (4), each record holder of Class B Common Stock shall be entitled to convert, at any time and from time to time, any or all of the shares of Class B Common Stock held by such holder into the same number of shares of Class A Common Stock.

                  (b) CONVERSION OF CLASS B AND CLASS C COMMON STOCK. Subject to and upon compliance with the provisions of this paragraph (4), immediately prior to the earliest to occur of (i) a Public Offering (as defined below), (ii) a Market Value (defined below) of $10 million or (iii) a Sale of Control (as defined below), each share of Class B Common Stock and each share of Class C Common Stock will, without any action by the Corporation or the holders of such shares, convert at such time into one share of Class A Common Stock.

                  (c) CONVERSION PROCEDURE.

                           (i) Each conversion of shares of Class B Common Stock
into Class A Common Stock in accordance with subparagraph 4(a) will be effected by the surrender of the certificate or certificates representing the shares to be converted (the "Converting Shares") at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of Class B Common Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, (A) stating that such holder desires to convert the Converting Shares, or a specified number of the shares represented by such certificate or certificates, into shares of Common Stock on the basis set forth in paragraph 4 above (the "Converted Shares") and (B) giving the name(s) (with addresses) and denominations in which the certificate(s) evidencing the Converted Shares shall be issued, and instructions for the delivery thereof. Subject to any applicable transfer restrictions, upon receipt of the notice described in the first sentence of this subparagraph (c)(i), together with the certificate(s) evidencing the Converting Shares, the Corporation shall issue and deliver in accordance with such instructions the certificate(s) evidencing the Converted Shares issuable upon such conversion and a certificate representing any shares that were represented by the certificate(s) surrendered to the Corporation in connection with such conversion but that were not Converting Shares and, therefore, were not converted (which new certificate(s) shall contain such legends, if any, as were set forth on the surrendered certificate(s) unless in the opinion of counsel to the Corporation any such legend is no longer advisable). Such conversion of Converting Shares shall be deemed to have been effected as of the close of business on the date on which such certificate(s) shall have been surrendered and such written notice shall have been received by the Corporation, and at such time the rights of the holder of such Converting Shares as such holder shall cease, and the person(s) in whose name or names any certificate(s) evidencing the Converted Shares are to be issued upon such conversion will be deemed to have become the holder or holders of record of the Converted Shares.

                           (ii) If the Class B and Class C Common Stock converts
into Class A Common Stock pursuant to subparagraph 4(b) above (an "Automatic Conversion"), each holder of certificates representing shares of Class B and Class C Common Stock shall deliver and surrender all of such certificates to the Corporation for cancellation at or after the time of Automatic Conversion (the time at which a Public Offering, Market Value of $10 million or Sale of Control occurs, the "Conversion Time"), and shall receive upon such delivery, surrender and cancellation, or as soon thereafter as is practicable, in place thereof a certificate or certificates for the shares of Class A Common Stock into which such holder's shares of Class B or Class C Common Stock were converted upon the Automatic Conversion (which new certificate(s) shall contain such legends, if any, as were set forth on the surrendered certificate(s) unless in the opinion of counsel to the Corporation any such legend is no longer advisable). Until delivered and surrendered as provided herein, as of the Conversion Time, certificates formerly representing shares of Class B or Class C Common Stock shall be treated for all corporate purposes as representing the shares of Common Stock into which such shares of Class B or Class C Common Stock were converted upon the Automatic Conversion.

                           (iii) Upon the automatic issuance of shares of Class
A Common Stock in accordance with an Automatic Conversion, such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

                           (iv) The Corporation will at all times reserve and
keep available out of its authorized but unissued shares of Class A Common Stock or its treasury shares, solely for the purpose of issue upon conversion of shares of Class B Common Stock or Class C Common Stock, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock (referred to collectively herein as the "Convertible Common Shares").

                           (v) Shares of Class B and Class C Common Stock that
are converted into shares of Class A Common Stock may not be reissued.

                           (vi) The issuance of certificates evidencing shares
of Class A Common Stock upon conversion of Convertible Common Shares shall be made without charge to the holders of such shares for any issue tax in respect thereof or other cost incurred by the Corporation in connection with such conversion; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Convertible Common Share converted.

         (5) STOCK SPLITS; ADJUSTMENTS.

                  (a) If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of one or more of the Class A Common Stock, the Class B Common Stock or the Class C Common Stock, the outstanding shares of the other classes of Common Shares shall be proportionately subdivided or combined and effective provision shall be made for the protection of all conversion and redemption rights hereunder.

                  (b) In case of any reorganization, reclassification or change of Common Shares (other than a change in par value as a result of a subdivision or combination, or a change from par value to no par value), or in case of any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation (other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding Common Shares), or in case of any sale, lease or other disposition to another corporation (other than a wholly owned subsidiary of the Corporation) of all or substantially all the assets of the Corporation, each holder of a Convertible Common Share shall have the right at any time thereafter, if and so long as the conversion right hereunder with respect to such Convertible Common Share would exist had such event not occurred, to convert such Convertible Common Share into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition by a holder of the number of shares of Common Stock into which such Convertible Common Shares might have been converted had such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition not occurred. In the event of such a reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the Convertible Common Shares of each class that shall be applicable, as nearly as reasonably may be, into any such other shares of stock and other securities and property deliverable upon conversion, exchange or other disposition of the shares of Common Stock into which such Convertible Common Shares might have been converted had such event not occurred. In the case of any of the actions specified in this subparagraph
(b), the holders of a majority of the shares of a class of Convertible Common Shares may approve a treatment of such class in connection with any such action that differs from the treatment specified in this subparagraph (b), and such differing treatment, if otherwise approved by all other classes of stockholders that may be required to take action thereon pursuant to law or the applicable certificate of incorporation, shall be binding upon all holders of the shares of the class of Convertible Common Shares so approving by majority action.

         (6) REDEMPTION OF CLASS C COMMON STOCK.

                  (a) Notwithstanding any rights of holders of Class C Common Stock set forth herein, if the Automatic Conversion shall not have occurred by July 31, 2004 (the "10th Anniversary"), the sole right of the holders of Class C Common Stock shall be the rights of redemption set forth in this subparagraph
(a).

                           (i) If the Automatic Conversion shall not have
occurred by the 10th Anniversary, the Corporation shall redeem all of the outstanding shares of Class C Common Stock within 60 days after the 10th Anniversary, but in no event later than September 31, 2004, which date shall be fixed by the Corporation (herein called the "Mandatory Redemption Date"), with notice to the holders of such Class C Common Stock as set forth in subparagraph
(a)(ii) below. The redemption price payable to the holders of the shares of Class C Common Stock shall be the value assigned to a share of Class C Common Stock at the time of issuance under the Stock Purchase Agreement (defined below), which amount shall be proportionately adjusted to account for any subdivision or combination of the shares of Class C Common Stock.

                           (ii) Notice of redemption of all of the shares of
Class C Common Stock shall be sent by the Corporation by certified mail, not less than 20 days prior to the Mandatory Redemption Date, to the holders of record of the shares of Class C Common Stock at their respective addresses then appearing on the records of the Corporation. The notice of the redemption shall state:

                           (A) the Mandatory Redemption Date,

                           (B) that on the Mandatory Redemption Date the
                  redemption price will become due and payable upon all of the shares of Class C Common Stock, and

                           (C) the place or places where such shares of Class C
                  Common Stock are to be surrendered for payment of the redemption price.

                  (b) After the Mandatory Redemption Date, (i) any certificates that as of the Mandatory Redemption Date formerly represented outstanding shares of Class C Common Stock shall be deemed to represent only the right to receive the redemption price for the shares formerly represented by such certificates, and (ii) all shares of Class C Common Stock redeemed on the Mandatory Redemption Date shall no longer be deemed to be outstanding for any purpose and all rights with respect to such shares shall thereupon cease and terminate.

         (7) NOTICE TO HOLDERS OF CLASS C COMMON STOCK. The Corporation shall send notice, by certified mail, to the holders of record of the shares of Class C Common Stock at their respective addresses then appearing on the records of the Corporation, (a) of a proposed Public

Offering or a Sale of Control, which notice shall be given not less than 20 days prior to the proposed date of such Public Offering or Sale of Control, and (b) of the achievement of a Market Value of $10 million, which notice shall be given not more than 20 days after the date on which such value is achieved.

         (8) CERTAIN TRANSACTIONS.

                  (a) Upon the request of the holders of a majority of the outstanding Class A Common Stock and Class B Common Stock (the "Majority Holders"), each holder of Class C Common Stock shall sell and vote its Class C Common Stock, to the extent that the Class C Common Stock has voting rights, in accordance with the decision of the Majority Holders with respect to any action proposed to be taken by the Corporation or the Majority Holders pertaining to a proposed merger, consolidation, reorganization, sale of assets, sale of at least a majority of the outstanding capital stock or similar transaction, or pertaining to a sale of all or substantially all of the assets of the Corporation; provided, however, that (i) any transaction subject to this Section
(9) must be an arm's-length transaction with a party that is not an Affiliate of any of the Majority Holders, and all holders of Common Shares must be treated equally in any such transaction, and (ii) the obligation above to vote shares of Class C Common Stock shall only apply to any transaction that requires the approval of a certain portion or all of the holders of the capital stock of the Corporation under applicable law or otherwise.

                  (b) The Corporation and the Majority Holders shall extend to each of the holders of Class C Common Stock the opportunity to participate on the same basis in any sale of stock, merger, consolidation, reorganization or other single transaction that provides for a transfer of a majority of the total outstanding Class A Common Stock and Class B Common Stock.

         (9) CERTAIN DEFINITIONS. The terms set forth below are used in this paragraph A as defined below:

                  (a) "Affiliates" means, with respect to any particular party, persons or entities controlling, controlled by or under common control with that party.

                  (b) "Market Value" means the total number of outstanding shares of Class A Common Stock and Class B Common Stock, multiplied by the average closing price of a share of Class A Common Stock for 30 consecutive trading days on a national securities exchange (including the NASD National Market) on which the Class A Common Stock is listed.

                  (c) The term "Public Offering" shall mean the date that the Securities and Exchange Commission declares effective a Registration Statement on Form S-1 covering an underwritten offering of shares of Class A Common Stock, that, upon consummation of the offering described in such Registration Statement would result in the Company receiving net proceeds of at least $10 million and the Class A Common Stock being listed for trading on a national securities exchange (including the Nasdaq National Market).

                  (d) "Sale of Control" means any transfer of ownership of at least 90% of the total outstanding shares of Class A Common Stock and Class B Common Stock to a party or parties who are not Affiliates of the record owners of such stock prior to such transfer.

                  (e) "Stock Purchase Agreement" means the Stock Purchase Agreement among the Corporation, Amir Investments Corporation and certain other parties, dated July 1994.

         B. PREFERRED STOCK. The Board of Directors of the Corporation is hereby expressly authorized at any time and from time to time to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and to the fullest extent as may now or hereafter be permitted by the General Corporation Law of the State of Delaware, including, without limiting the generality of the foregoing, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, or other securities or property, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Unless otherwise provided in such resolution or resolutions, shares of Preferred Stock of such class or series which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock.

         FOURTH. ELECTIONS BY BALLOT. Elections of directors need not be by written ballot.

         FIFTH. AMENDMENT OF BYLAWS. The Board of Directors shall have the power, in addition to the stockholders, to make, alter or repeal the bylaws of the Corporation.

         SIXTH. LIMIT ON LIABILITY AND INDEMNIFICATION.

         A. LIABILITY. To the full extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages.

         B. INDEMNIFICATION. To the full extent permitted by the General Corporation Law of the State of Delaware, as it exists on the date hereof or may hereafter be amended, and any other applicable law, the Corporation shall indemnify a director of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is hereby empowered to contract in advance to indemnify any director.

         SEVENTH. AMENDMENT OF CERTIFICATE OF INCORPORATION. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

         EIGHTH. REGISTERED OFFICE

                  The registered office of the corporation is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

         NINTH. TRANSITIONAL PROVISIONS.

         A. STOCK SPLIT. Upon effectiveness of this amendment to and restatement of the Restated Certificate of Incorporation of the Corporation (the "Effective Time"), each share of the Corporation's Common Shares (the "Old Common Shares") issued and outstanding immediately prior thereto shall, IPSO FACTO and without any action on the part of the holder of shares of the Old Common Shares, be changed, converted and reclassified into 2.35 Common Shares (2.35 shares for each one share), respectively.

         B. DEFINITIONS. The Common Shares into which the Old Common Shares will be converted upon the Effective Time are referred to collectively herein as the "New Common Shares."

         C. NO FRACTIONAL SHARES. If any holder of Old Common Shares would become entitled to receive a fractional New Common Share upon the conversion of Old Common Shares into New Common Shares, the number of New Common Shares to be issued to such holder on account of such conversion shall be rounded up or down to the nearest whole New Common Share.

         D. DELIVERY OF NEW CERTIFICATES.

         (1) EXCHANGE OF CERTIFICATES. Each holder of certificates representing Old Common Shares shall deliver and surrender all of such certificates to the Corporation for cancellation after the Effective Time, and shall receive upon such delivery, surrender and cancellation, or as soon as thereafter as is practicable, in place thereof a certificate or certificates for New Common Shares of the class into which such holder's Old Common Shares were converted upon the Effective Time. After the Effective Time, no dividend or distribution shall be paid upon, and no voting rights shall be exercisable with respect to, any New Common Shares issuable upon conversion of any Old Common Shares that were formerly represented by a certificate or certificates that have not been surrendered to the Corporation for exchange for certificates representing New Common Shares as contemplated by this Article Ninth; but any such dividends or distributions shall be payable to the holders of any such unsurrendered certificates, without interest, upon the surrender of their outstanding certificates.

         (2) INTERIM RIGHTS. Until surrendered as provided in paragraph (1) above, as of the Effective Time, certificates formerly representing Old Common Shares shall be treated for all corporate purposes as representing solely the right to receive the New Common Shares into which such Old Common Shares were converted at the Effective Time and any dividends, distributions or sale proceeds to which the holders of such unsurrendered certificates may be entitled under paragraph (1) above and paragraph (3) below, all upon surrender of such certificates.

                  IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged on the 25th day of November, 1997.


                                       /s/ Larry A. Handeli
                                       --------------------
                                       Larry A. Handeli
                                       Secretary